Exhibit 12.1

STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO

FIXED CHARGES

	Year Ended December 31,									Nine Months Ended September 30, 2004
	1999		2000	2001		2002		2003
Income (loss) before gain on disposal of real estate assets, discontinued operations, provision for income taxes and extraordinary loss	$38,347		$(69,669)	$49,071		$35,090		$96,734		$74,226
Interest expense
Notes payable and other debt, net of capitalized interests	81,533		87,557	80,197		71,027		61,790		49,266
United States Settlement	—		—	4,592		5,461		4,943		—

Earnings	$119,880		$17,888	$133,860		$111,578		$163,467		$123,492

Interest expense
Notes payable and other debt	$81,533		$87,557	$80,197		$71,027		$61,790		$49,266
United States Settlement	—		—	4,592		5,461		4,943		—
Interest expense portion of rental expense	—		—	—		—		—		—

Fixed charges	$81,533		$87,557	$84,789		$76,488		$66,733		$49,266

Ratio of earnings to fixed charges (a)	1.47	x	—	1.58	x	1.46	x	2.45	x	2.51	x

(a)	Earnings were insufficient to cover fixed charges by $69.7 million in 2000. Earnings in 2000 were reduced by $96.5 million for the United States Settlement.